UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/27/2006

American Seafoods Group LLC
(Exact name of registrant as specified in its charter)

Commission File Number:  333-90436

Delaware	22-3702647
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2025 First Avenue, Suite 900
(Address of principal executive offices, including zip code)

(206) 374-1515
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 2.04.    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On March 27, 2006, American Seafoods Group LLC (the "Company"), issued a Notice of Redemption to the holder of its 10 1/8% Senior Subordinated Note Due 2010 (CUSIP No. 02944PAB5) (the "2010 Note"). The 2010 Note was originally issued under the Indenture, dated as of April 18, 2002, among the Company, American Seafoods Finance, Inc. (formerly known as American Seafoods, Inc.), the guarantors a party thereto and Wells Fargo Bank, National Association (formerly known as Wells Fargo Bank Minnesota, National Association), as Trustee (the "Trustee"), as previously amended and supplemented (the "Indenture").

The Notice of Redemption established a redemption date of April 27, 2006 at a redemption price of 105.063% of the principal amount of the 2010 Note, plus accrued and unpaid interest and liquidated damages, if any thereon, to, but not including, April 27, 2006. The 2010 Note must be surrendered to Wells Fargo Bank, N.A., which is acting as paying agent, in accordance with the instructions in the Notice of Redemption. The Company also issued a similar notice, pursuant to the terms of the Indenture, to the Trustee.

In order to fund the redemption of the 2010 Note, the Company intends to borrow approximately $180.0 million as a Tranche B-2 Term Loan and approximately $3.9 million under its revolving credit facilities pursuant to its Third Amended and Restated Credit Agreement dated as of October 6, 2005. The borrowing is expected to occur on or before April 26, 2006.

A copy of the Notice of Redemption is filed as Exhibit 99.1 to this Report.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

99.1 Notice of Optional Redemption of 10 1/8% Senior Subordinated Notes Due 2010 (CUSIP No. 02944PAB5), dated March 27, 2006

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Seafoods Group LLC

Date: March 29, 2006	By:	/s/ Brad Bodenman
Brad Bodenman
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Notice of Optional Redemption of 10 1/8% Senior Subordinated Notes Due 2010 (CUSIP No. 02944PAB5), dated March 27, 2006